Exhibit 10.1

CONSULTING AND CONFIDENTIALITY AGREEMENT

This Consulting and Confidentiality Agreement (“Agreement”) is entered into by and between LodgeNet Interactive Corporation (the “Company”) and Phillip Spencer (“Consultant”) effective as of May 31, 2012 (“Effective Date”).

WHEREAS, Consultant has certain business expertise which could be of benefit to the Company during a period of business transition.

WHEREAS, the parties understand that the Consulting Services will be rendered by Consultant on an independent contractor basis.

WHEREAS, the parties acknowledge that in rendering Consulting Services, Consultant may be placed in a position of trust and confidence and may have access to and/or become familiar with the confidential and proprietary products, methods, technology, research and development, services and procedures used by the Company or its customers.

WHEREAS, Consultant acknowledges that the Company has expended significant time and money on promotion, advertising, and the development of goodwill and a sound business reputation; that Company has developed a list of customers and spent time and resources to learn the customers’ needs for Company’s services and products; and that Company has entered into business relationships designed to discover likely future customers.  The Consultant acknowledges that all of the foregoing are valuable, special and unique assets of Company which constitute confidential, proprietary information.

WHEREFORE, the parties agree as follows:

1.             Consulting Services.  During the term of this Agreement, Consultant will serve as Interim Chief Executive Officer of the Company.  In this role, Consultant will report to the Board no less frequently than monthly and will drive the Company toward a number of key initiatives.  The Consultant will work out of the Company’s Sioux Falls, South Dakota office.  Any changes in the Company’s management team at the vice president-level and above will require Board approval.  Consultant will use his best efforts and business judgment in rendering the Consulting Services and will do so with the Company’s best interests in mind.  During the term of this Agreement, Consultant shall devote his full-time attention to the business of the Company and the discharge of the aforementioned duties, except for permitted vacations, absences due to illness, and reasonable time for attention to personal affairs and charitable activities.  As part of the nationwide search being conducted by the Company, Consultant will be considered as a candidate for the permanent Chief Executive Officer of the Company.

2.             Compensation.  In exchange for the Consulting Services, the Company will pay Consultant a base salary in the amount of $585,000 per annum, paid bi-weekly, plus reasonable expenses.  Additionally, the Company will pay for all expenses in travel and lodging, per Company guidelines, incurred due to the fact that Consultant’s principal residence is outside of Sioux Falls.  As of the Effective Date, the Consultant will also be awarded a restricted stock grant award in the amount of thirty thousand (30,000) shares of Common Stock of the Company, which will vest 50% on the date hereof and, unless this Agreement is terminated by the Company because of a breach of this Agreement by Consultant or by Consultant without good reason before August 31, 2012, 50% in twelve months from the date hereof.

3.             Term.  The initial term of this Agreement will be through August 31, 2012, provided that such term shall automatically renew for additional one month periods, unless either party provides thirty (30) days advance written notice of termination.  In the event that Consultant’s engagement with the Company is terminated by the Company without cause prior to August 31, 2012, the Company shall pay Consultant the compensation that he would otherwise have received through that date in a lump sum within ten (10) days of the date of termination.  Notwithstanding any other provision herein, the obligations of Consultant under section 5 below shall survive and remain in full force and effect following the termination of the Consultant’s services under this Agreement.

4.             Intellectual Property.  The Company shall be entitled to any and all ideas, know-how and inventions, whether patentable or not, which Consultant shall conceive, make or develop during the period of his services to the Company, relating to the business of the Company or any of his subsidiaries. Consultant shall, from time to time, at the request of the Company, execute and deliver such instruments or documents, and shall perform or do such acts or things, as reasonably may be requested in order that the Company may have the benefit of such ideas, know-how and inventions and, in particular, so that patent applications may be prepared and filed in the United States Patent Office, or in appropriate places in foreign countries, covering any of the patentable ideas on inventions covered by this Agreement aforesaid, including appropriate assignments vesting in the Company or any of its subsidiaries (or any successor to the Company or any of its subsidiaries) full title to any and all such ideas, inventions and applications.  Further, Consultant will cooperate and assist the Company in the prosecution of any such applications in order that patents may issue thereon.

5.             Confidentiality.  Consultant shall not at any time during the term of this Agreement and thereafter disclose to others or use any trade secrets or any other confidential information belonging to the Company or any of its subsidiaries, including, without limitation, drawings, plans, programs, specifications and non-public information relating to customers of the Company or its subsidiaries, except in connection with the proper performance of his duties hereunder. The provisions of this Section 5 shall survive the termination of Consultant’s services to the Company under this Agreement, provided that after the termination of Consultant’s services to the Company, the restrictions contained in this Section 5 shall not apply to any such trade secret or confidential information which becomes generally known in the trade. Further, Consultant expressly agrees that all work product resulting from his performance of the Consulting Services shall be the sole and exclusive property of the Company and that Consultant shall have no right to use or disclose such work product for any purpose, except in connection with the proper performance of his duties hereunder.  Upon termination of this Agreement, Consultant will immediately deliver to the Company all property and Confidential Information, including works in progress, originals and copies of business forms, computer files, diskettes, source codes, manuals, including training materials, catalogs, customer lists, financial information, computer equipment, office equipment, and all other materials in Consultant’s possession or control which belong to Company or which contain Confidential Information.  If Consultant were to violate Section 5 of this Agreement, then the Company may, but shall not be required to, seek injunctive relief and/or any other remedy allowed at law, in equity, or under this Agreement.  Any injunctive relief sought by the Company shall be in addition to and not in limitation of any monetary relief or other remedies or rights to which the Company is or may be entitled at law, in equity, or under this Agreement.  In connection with any suit at law or in equity by the Company under this Agreement, Company shall be entitled to an accounting, and to the repayment of all profits, compensation, commissions, fees, or other remuneration which Consultant or any other entity or person has either directly or indirectly realized on its behalf or on behalf of another and/or may realize, as a result of, growing out of, or in connection with the violation which is the subject of the suit.

6.             Merger.  This Agreement incorporates the entire understanding between the parties as to the subject matter.  Other than stated herein, Consultant has been offered no oral or written promises, inducements, or representations, and Consultant executes this Agreement without reliance on any oral or written promises, understandings, inducements, or representations of any kind other than those set forth in this Agreement.

7.             Waiver.  The waiver by either party hereto of its rights with respect to a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any rights with respect to any subsequent breach.

8.             Amendment.  No modification, amendment, addition, alteration or waiver of any of the terms, covenants or conditions hereof shall be effective unless made in writing and duly executed by the Company and Consultant.

9.             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of South Dakota, without regard to the conflicts of law principles thereof.

10.           Independent Contractor Relationship.  All of the Consulting Services will be conducted pursuant to this Agreement, and will neither constitute nor evidence the existence of an employer-employee relationship.  It is specifically understood and agreed by the parties that Consultant is not an employee of Company and that Consultant will be paid on a 1099 basis and responsible for his own taxes, insurance and all other expenses (except as set forth in Section 11 below).

11.           Indemnification and D&O Insurance.  The Company agrees to indemnify the Consultant, and to ensure that the Consultant is covered, at the Company’s cost, by directors and officers liability insurance, in each case in respect of all actions or omissions by the Consultant under this Agreement and in his capacity as the Interim Chief Executive Officer of the Company, in all respects to the same extent as the Company’s prior Chief Executive Officer was indemnified by the Company and covered by directors and officers liability insurance.  The Company agrees to take such actions as the Consultant may reasonably request to confirm or perfect the satisfaction of the Company’s obligations under this Section 11.

12.           Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, and shall be deemed given when sent by registered or certified mail, postage prepaid, addressed as follows:

If to Consultant:	Phillip Spencer
11520 Canterbury Circle Leawood, KS 66211

If to the Company:	LodgeNet Interactive Corporation
3900 West Innovation Street
Sioux Falls, SD 57107-7002
Attn: General Counsel

or mailed to such other person and/or address as the party to be notified may hereafter have designated by notice given to the other party in a similar manner.

[Signature Page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date and year set forth below.

Dated:	May 31, 2012	CONSULTANT

/s/ Phillip Spencer
Phillip Spencer

Dated:	May 31, 2012	LODGENET INTERACTIVE CORPORATION

		By	/s/ R. Douglas Bradbury
		Its	Chairman of the Board